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                                                                    EXHIBIT 99.2
                                 ONCORMED, INC.
                            STOCK PURCHASE AGREEMENT

         I hereby elect to participate in the Employee Stock Purchase Plan (the "ESPP") effective with the purchase period specified below, and I hereby subscribe to purchase shares of Common Stock of OncorMed, Inc. (the "Corporation") in accordance with the provisions of this Agreement and the ESPP. I hereby authorize payroll deductions from each of my paychecks following my entry into the ESPP in the 1% multiple of my after-tax earnings (not to exceed a maximum of 15%) specified in my attached Enrollment Form.

         I understand that purchase periods will each be of six (6) months duration and will run from the first business day of February to the last business day of July each year and from the first business day of August each year until the last business of January in the following year. My participation will automatically remain in effect from one purchase period to the next in accordance with this Agreement and my payroll deduction authorization, unless I withdraw from the ESPP or change the rate of my payroll deduction or unless my employment status changes. I may increase or decrease my rate of payroll deduction to become effective at the beginning of any subsequent purchase period within the purchase period.

         My payroll deductions will be accumulated for the purchase of shares of the Corporation's Common Stock on the last business day of each purchase period. The purchase price per share will not be less than 85% of the lower of (i) the fair market value per share of Common Stock on start date of the purchase period or (ii) the fair market value per share on the purchase date. I will also be subject to ESPP restrictions (i) limiting the maximum number of shares which I may purchase on any one purchase date to 750 shares and (ii) prohibiting me from purchasing more than $25,000 worth of Common Stock for each calendar year my purchase right remains outstanding.

         I may withdraw from the ESPP at any time prior to the last business day of a purchase period and the Corporation will refund all my payroll deductions for that purchase period. However, I may not rejoin that particular purchase period at any later date. Upon the termination of my employment for any reason, other than death or disability, or my loss of eligible employee status, my participation in the ESPP will immediately cease and all my payroll deductions for the purchase period in which my employment terminates or my loss of eligibility occurs will automatically be refunded. Upon the termination of my employment by reason of death or disability, my participation in the ESPP shall cease and I or the personal representative of my estate shall have the right either to have the Corporation refund all of my payroll deductions for that purchase period or to have those payroll deductions applied to the purchase of shares of the Corporation's Common Stock at the end of such period.

         If I take an unpaid leave of absence, my payroll deductions will immediately cease, and any payroll deductions for the purchase period in which my leave begins will, at my election, either be refunded or applied to the purchase of shares of Common Stock at the end of that purchase period. Upon my return to active service, my payroll deductions will automatically resume at the rate in effect when my leave began.

         A stock certificate for the shares purchased on my behalf at the end of each purchase period will automatically be deposited into a brokerage account which the Corporation will open on my behalf. I will notify the Corporation of any sale or disposition of my ESPP shares, and I will satisfy all applicable income and employment tax withholding requirements at the time of such sale or disposition. Further, any sale or disposition of any ESPP shares will be in accord with the Corporation's insider trading policy.

         The Corporation has the right, exercisable in its sole discretion, to amend or terminate the ESPP at any time, with such amendment or termination to become effective immediately following the exercise of outstanding purchase rights at the end of any current purchase period. Should the Corporation elect to terminate the ESPP, I will have no further rights to purchase shares of Common Stock pursuant to this Agreement.

         I have received a copy of the official Plan Prospectus summarizing the major features of the ESPP. I have read this Agreement and the Prospectus and hereby agree to be bound by the terms of both this Agreement and the ESPP. The effectiveness of this Agreement is dependent upon my eligibility to participate in the ESPP.


         Date:                      , 199__

                                            Signature of Employee

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                                            Printed Name:______________________


         Entry Date: _____________, 199__
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                         STOCK CERTIFICATE ISSUANCE FORM

I WOULD LIKE EACH CERTIFICATE FOR THE ESPP SHARES PURCHASED ON MY BEHALF TO BE ISSUED AS FOLLOWS: (PRINT NAME(S) EXACTLY AS THEY SHOULD APPEAR.)

/ / MY NAME ONLY,                                                    .

/ / MY NAME,                                                         ,

AND MY SPOUSE,                                                       ,

                / / AS COMMUNITY PROPERTY OR / / AS JOINT TENANTS

/ / ISSUED IN STREET NAME AND DELIVERED TO MY DESIGNATED BROKERAGE ACCOUNT.



           DATE                                      SIGNATURE OF EMPLOYEE